EXHIBIT 24.1

ATTORNEY CERTIFICATION

I the undersigned, Gabriel Tribaldos, Attorney, hereby certify as follows:

1.	Luz M. Arcia F. and Ruth Giannina de Sanchez, who signed the attached report, are authorized to sign on behalf of Gesafi Real Estate S.A.

2.	The above composition of signatures is binding on Gesafi Real Estate S.A. in respect of the attached report.

3.	The above authorized signatories confirmed that they signed this document and were identified by me in person according to an identity card.

4.	The resolution concerning Gesafi Real Estate S.A.'s authorized signatories was duly adopted, in accordance with Gesafi Real Estate S.A.'s incorporation documents.

January 29, 2014 Date	/s/ Gabriel Tribaldos Gabriel Tribaldos, Adv. Lic. No. 7192